Exhibit 10.4

ZYGO CORPORATION EXECUTIVE
INCENTIVE AND RETENTION AGREEMENT

AGREEMENT made as of the ___ day of _____________, 2014, by and between ZYGO CORPORATION (the “Company”) and _______________________ (the “Executive”).

RECITALS:

A. In connection with its review of strategic alternatives, the Company is considering entering into a transaction (the “Transaction”) pursuant to which the Company would be acquired by another company (the “Acquirer”).

B. The Executive has provided extraordinary efforts and played an essential role in the strategic review and potential sale processes, and the Executive is expected to continue to play an essential role in the process leading to the consummation of a Transaction.

C. The Company desires to ensure that the Executive will remain with the Company through the date a Transaction is consummated (the “Transaction Date”) and, if desired by the Acquirer, for a transition period of at least one year thereafter.

NOW, THEREFORE, the parties agree as follows:

1. Incentive and Retention Award. Subject to the terms and conditions of this Agreement, the Executive will eligible to receive an incentive and retention bonus (“Incentive Bonus”) of $_________________.

2. Earning and Payment of Incentive Bonus. The Executive will earn the Incentive Bonus if (a) a Transaction agreement is executed and the Transaction is consummated; and (b) the Executive’s employment with the Company continues for at least one year after the Transaction Date. If the Incentive Bonus is earned, it will be payable in cash to the Executive within five business days following the first anniversary of the Transaction Date. Notwithstanding anything to the contrary contained herein and for the avoidance of doubt, no Incentive Bonus will be earned if a Transaction is not consummated on or before August 31, 2014. For the purposes hereof, the term “Company” will include any direct or indirect Acquirer or successor company (or parent thereof).

3. Termination of Employment.

(a) Involuntary Termination After Transaction. If a Transaction is consummated and if, on or within one year after the Transaction Date, the Executive’s employment with the Company is terminated (i) by reason of the Executive’s death, (ii) by the Company without Cause or due to the Executive’s Disability (as such terms are defined below), or (iii) by the Executive for Good Reason (as defined below), then, in any of such events, the Executive (or, if applicable, the deceased Executive’s estate) will receive the full amount of the Incentive Bonus, which amount will be payable in cash within five business days following the date of such termination of employment.

(b) Other Termination of Employment. Unless otherwise determined by the Company, no Incentive Bonus will be payable to the Executive (or his estate) if (i) the Executive’s employment terminates for any reason prior to the Transaction Date, or (ii) the Executive’s employment is terminated by the Company for Cause or by the Executive without Good Reason before the first anniversary of the Transaction Date.

4. Definitions. Capitalized terms used but not defined elsewhere in the this Agreement shall have the meanings set forth below.

(a) “Cause” means (i) if there is an employment agreement between the Executive and the Company which defines the term “cause” (or a term of like import), the Executive’s engaging in conduct that constitutes “cause” (or a term of like import) under such agreement; and (ii) if there is no employment agreement between the Executive and the Company which defines the term “cause” (or a term of like import), the Executive’s (A) conviction or plea of nolo contendre to a felony; (B) commission of fraud or a material act or omission involving dishonesty with respect to the Company or its subsidiaries, (C) willful and continued failure to substantially carry out the material responsibilities of the Executive’s employment (other than a failure attributable to illness or injury) that is not cured by the Executive within a reasonable time after notice thereof is provided by the Company to the Executive; or (D) gross negligence or willful misconduct in the performance of the Executive’s duties which has had or is reasonably likely to have a material adverse effect on the Company.

(b) “Disability” means the inability of the Executive to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

(c) “Good Reason” means actions or omissions by the Company or an affiliate resulting in a material negative change in the employment relationship with the Executive which, for the purposes hereof, means, without the advance written consent of the Executive:

(i) The assignment to the Executive of any duties materially inconsistent with the Executive’s position, authority, duties or responsibilities as in effect immediately prior to the Transaction, or any other material diminution in such position, authority, duties or responsibilities;

(ii) any reduction in the Executive’s annual base salary in effect immediately prior to the Transaction;

(iii) the failure to provide the Executive with bonus opportunities at least as generous in the aggregate as those to which the Executive was entitled immediately prior to the Transaction;

(iv) any failure by the Company to timely pay the Executive any compensation earned by the Executive;

(v) the Company’s requiring the Executive (1) to be based at any office or location more than fifty (50) miles from the office where the Executive was employed immediately prior to the Transaction, or (2) to travel on Company business to a materially greater extent than required immediately prior to the Transaction; or

(vi) the failure or refusal by the successor or acquiring company to expressly assume the obligations of the Company under this Agreement upon the consummation of the Transaction.

Notwithstanding the foregoing, the Executive will not have “Good Reason” to terminate his employment merely because the Executive is no longer a senior executive of a public company and/or has a change in title, duties, authority, responsibilities or reporting structure as a result of the Transaction (including having a reporting relationship within a larger company) provided that the Executive retains a substantially similar level of responsibilities over the other portions and areas of the business for which he exercised responsibility prior to the Transaction.

5. Not a Contract of Employment. This Agreement shall not be deemed to constitute a contract of employment between the Executive and the Company, and nothing contained in this Agreement shall be deemed to give the Executive any right to be retained in the employ or other service of the Company or to interfere with the right of the Company to terminate the Executive’s employment at any time.

6. Release. Notwithstanding anything to the contrary contained herein, the Company may condition the payment of the Executive’s earned Incentive Bonus upon the Executive’s delivery to the Company of a signed release of claims (substantially in the form attached hereto as Exhibit A) and the Executive’s not revoking such release within the applicable statutory revocation period. If the Company decides to impose the release condition, it must furnish written notification of its decision to the Executive within five days after the date the Executive’s Incentive Bonus is earned, specifying the date by which the release condition must be satisfied (which date may not exceed 35 days from the date the on which such Incentive Bonus is earned). Payment of an Incentive Bonus that is subject to a release condition under this paragraph will be made on the day following the date on which the release condition is satisfied, provided that, if the period during which the release condition may be satisfied straddles two calendar years, payment will be made on the later of the date on which the release condition is satisfied and January 2 of the calendar year following the calendar year in which the Incentive Bonus is earned.

7. Legal Fees to Enforce Rights after a Transaction. If, following a Transaction, the Company fails to comply with any of its obligations under this Agreement or the Company takes or threatens to take any action or institutes any arbitration, litigation or other legal action designed to deny, diminish or recover from the Executive the payments intended to be provided, then the Executive shall be entitled to select and retain counsel at the expense of the Company to represent the Executive in connection with the good faith initiation or defense of any arbitration, litigation or other legal action, whether by or against the Company in connection with the enforcement by the Executive of the Executive’s rights hereunder.

8. Arbitration. Any claim or controversy arising out of or relating to this Agreement shall be resolved exclusively by arbitration. Any such arbitration will be administered in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association in the Hartford, Connecticut metropolitan area before an experienced employment law arbitrator licensed to practice law in that jurisdiction who has been selected in accordance with such Rules. Each party may be represented by counsel of its or his own choosing. The arbitrator’s award will be enforceable, and a judgment may be entered thereon, in a federal or state court of competent jurisdiction in the state where the arbitration was held. The decision of the arbitrator will be final and binding.

9. Governing Law. This Agreement shall be governed by the laws of the State of Connecticut, excluding its conflict of law rules.

10. Tax Withholding; Section 409A Compliance. The payment of any amount pursuant to this Agreement shall be subject to all applicable tax withholding. It is intended that any amounts payable to the Executive under this Agreement will be exempt from the provisions of Section 409A of the Internal Revenue Code of 1986 and the regulations issued thereunder (“Section 409A”). Nevertheless, if and to the extent that a payment under the Agreement is deemed to be subject to Section 409A (a “Covered Payment”), then, for the purposes of the Agreement and Section 409A:

(a) Each Covered Payment will be treated as a separate payment under Section 409A.

(b) The term “termination of employment” or words of like import shall be deemed to mean a “separation from service” within the meaning of Section 409A.

(c) Notwithstanding anything to the contrary contained in this Agreement, if the Executive is treated as a “specified employee” within the meaning of Section 409A at the time of termination of his or her employment, any Covered Payment that would otherwise be due within six months after such termination of employment will be delayed until the first business day of the seventh month following the date of termination of the Executive’s employment or, if earlier, the date of the Executive’s death, to the extent such delay is required by Section 409A. On the delayed payment date, the Executive (or, if applicable, the deceased Executive’s estate) will receive a catch-up payment equal to the aggregate amount of the Covered Payments that were delayed pursuant to the preceding sentence.

(d) Notwithstanding the foregoing, the Executive shall be solely responsible for, and the Company shall have no liability for or with respect to any taxes, acceleration of taxes, interest or penalties arising under Section 409A.

11. Miscellaneous.

(a) Entire Agreement. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes any prior and/or contemporaneous understandings, agreements or representations, written or oral, relating to the subject matter hereof.

(b) Amendment. No provision of this Agreement may be modified, amended, waived or terminated except by an instrument in writing signed by the parties to this Agreement.

(c) Counterparts. This Agreement may be executed in separate counterparts, each of which will be an original and all of which taken together shall constitute one and the same agreement, and any party hereto may execute this Agreement by signing any such counterpart.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ZYGO CORPORATION

By:
Gary Willis, Interim CEO

Executive

exhibit a
RELEASE AGREEMENT

This Release Agreement (“Agreement”) is made as of ● by and between ● (“Executive”) and ZYGO CORPORATION (the “Company”). Capitalized terms used but not defined herein shall have the meanings ascribed to them by the Executive Incentive Retention Agreement made by and between the Company and the Executive as of the ____ day of __________, 2014 (the “Incentive Agreement”)

1. This will confirm that the Executive has earned an Incentive Bonus pursuant to the Incentive Agreement and that payment of the Incentive Bonus is conditioned upon the timely receipt by the Company of the Executive’s general release, which is no longer subject to revocation. Accordingly, in consideration of the Incentive Bonus earned by the Executive pursuant to the Incentive Agreement and in accordance with the requirements of Section 6 thereof and for other good and valuable consideration, the Executive for himself and for the executors and administrators of his estate, his heirs, successors and assigns, hereby releases and forever discharges the Company and its officers, directors, employees and stockholders from any and all claims, actions, causes of action, suits, sums of money, debts, dues, accounts, reckonings, bonds, bills, covenants, contracts, controversies, agreements, promises, demands or damages of any nature whatsoever or by reason of any matter, cause or thing regardless of whether known or unknown at present, which against the Company or any of its officers, directors, employees or stockholders Executive ever had, now has or may have arising out of or relating to any transaction, dealing, relationship, conduct, act or omission, or any other matters or things occurring or existing at any time prior to and including the date of this Release (collectively defined herein as “Claims”). This Release includes, but is not limited to, all Claims the Executive might have under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§2000e, et. seq.; 42 U.S.C. §§1981, et. seq.; the Americans with Disabilities Act, 29 U.S.C. §§2000e, et. seq.; the Age Discrimination in Employment Act; the Older Workers Benefits Protection Act; the federal Family and Medical Leave Act; Section 451 et. seq.; similar Connecticut laws, and any and all statutory and common law causes of action for defamation; slander; slander per se; defamation per se; false light; tortious interference with prospective business relationships; assault; sexual assault; battery; sexual harassment; sexual discrimination; hostile work environment; discrimination; retaliation; workers’ compensation retaliation; wrongful termination; intentional infliction of emotional distress; breach of a duty or obligation of any kind or description, including any implied covenant of good faith and fair dealing; and for breach of contract or any tort whatsoever, as well as any expenses or attorney’s fees associated with such Claims. The parties acknowledge that this Release does not either affect the rights and responsibilities of the Equal Employment Opportunity Commission to enforce the Age Discrimination in Employment Act, or justify interfering with the protected right of an employee to file a charge or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission under the Age Discrimination in Employment Act. In the event the Equal Employment Opportunity Commission commences a proceeding against the Company in which Executive is a named party, the Executive agrees to waive and forego any monetary claims which may be alleged by the Equal Employment Opportunity Commission to be owed to Executive. Notwithstanding the foregoing, nothing in the provisions of this Release shall act as a release by the Executive of any Claims against the Company with respect to (i) any rights, payments or benefits to which the Executive is or may become entitled to receive under the Incentive Agreement, (ii) any rights, payments or benefits to which the Executive is or may become entitled to receive under any other agreement to which the Executive and the Company are parties (including, without limitation, severance payments and benefits to which the Executive is or may be entitled under the Executive Transition Agreement made as of __________________, _______ by and between the Company and the Executive (the “Executive Transition Agreement”), (iii) any right the Executive may have to indemnification under the terms of the Executive Transition Agreement or under the terms of any other applicable indemnification agreement, the organizational documents of the Company, the terms of any insurance policy, the terms of any Company indemnification policy, the terms of applicable law or otherwise, (iv) the Executive’s rights under and in accordance with the terms of any employee benefit plan in which Executive participates, and (v) any Claims arising with respect to acts, events or occurrences taking place after the date of this Release. For the purposes hereof, the term “Company” shall include any direct or indirect successor to the Company. Executive does not waive or release any claims which arise after the date Executive executes this Agreement.

2. Executive has been advised to consult with an attorney prior to executing this Agreement. By executing this Agreement, Executive acknowledges that (a) he has been provided with an opportunity to consult with an attorney or other advisor of his choice regarding the terms of this Agreement, (b) the Executive has been given 21 days in which to consider whether he wishes to enter into this Agreement, (c) Executive has elected to enter into this Agreement knowingly and voluntarily, and (d) if he does so within fewer than 21 days from receipt hereof, he has knowingly and voluntarily waived the remaining time. This Agreement shall be fully effective and binding upon all parties hereto immediately upon execution of this Agreement except as to rights or claims arising under the ADEA, in which case Executive has 7 days following execution of this Agreement to change his mind.

Executive

ZYGO CORPORATION

By:
Title:
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